Exhibit 5.1
December 18, 2009
Baker Hughes Incorporated
2929 Allen Parkway, Suite 2100
Houston, Texas 77019

Re:	Baker Hughes Incorporated, Registration Statement on Form S-4 (Registration No. 333-162463)
Ladies and Gentlemen:
     We have acted as counsel to Baker Hughes Incorporated., a Delaware corporation (the “Company”), in connection with the registration, pursuant to a registration statement on Form S-4, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of the shares (the “Shares”) of the Company’s common stock, par value $1.00 per share (the “Common Stock”) constituting (i) the maximum number of shares (“Merger Shares”) issuable by the Company upon consummation of the merger (the “Merger”) of BJ Services Company, a Delaware corporation (“BJ Services”), with and into BSA Acquisition LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (“Merger Sub”), pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 30, 2009 by and among the Company, Merger Sub and BJ Services, such Merger Shares being issued in exchange for shares of common stock of BJ Services outstanding immediately prior to the effective time (the “Effective Time”) of the Merger, and (ii) the maximum number of shares (the “Option Shares”) of Common Stock issuable upon exercise of Adjusted Stock Rights (as defined in the Merger Agreement) of the Company resulting from the Company’s assumption and the conversion pursuant to the Merger Agreement of any Company Options (as defined in the Merger Agreement) of BJ Services outstanding and unexercised immediately prior to the Effective Time. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.
     We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed, certified or reproduced copies. We have also assumed that (i) upon delivery of the Merger Shares upon consummation of the Merger or the Option Shares upon exercise of the

Baker Hughes Incorporated
December 18, 2009

Adjusted Stock Rights, valid book entry notations for the issuance of such Shares in uncertificated form will have been duly made in the share register of the Company, (ii) each Company Option Plan (as defined in the Merger Agreement) has been duly and validly adopted by BJ Services and each Company Option issued pursuant thereto has been duly and validly issued in accordance with such Company Option Plan, in each case so as not to violate any applicable law or agreement; (iii) each award agreement setting forth the terms of each Company Option granted pursuant to any Company Option Plan is consistent with such Company Option Plan and has been duly authorized and validly executed and delivered by the parties thereto; (iv) at the time of each issuance of Option Shares, there will be sufficient shares of Common Stock authorized for issuance under the Company’s certificate of incorporation that have not otherwise been issued or reserved or committed for issuance; and (v) the price per share paid for Option Shares issued pursuant to any Adjusted Stock Right is not less than the par value of such Option Shares. As to various questions of fact relevant to this letter, we have relied, without independent investigation, upon certificates of public officials, certificates of officers of the Company and the representations and warranties of BJ Services and the Company in the Merger Agreement, all of which we assume to be true, correct and complete, and we assume compliance by the parties to the Merger Agreement with the covenants therein.
     Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations stated herein, we are of the opinion that, when (a) the Registration Statement relating to the Shares has become effective under the Act, (b) the stockholders of the Company have approved the issuance of the shares of Common Stock pursuant to the Merger Agreement, (c) the stockholders of BJ Services have approved and adopted the Merger Agreement, (d) the other conditions to effectuation of the Merger by the parties to the Merger Agreement as specified in the Merger Agreement have been satisfied, and (e) a certification of merger in respect of the Merger has been duly filed with the Secretary of State of the State of Delaware, the Shares will be duly authorized and (x) the Merger Shares, when duly issued and delivered in accordance with the terms and conditions of the Merger Agreement at the Effective Time, will be validly issued, fully paid and non-assessable and (y) the Option Shares, when issued and delivered after the Effective Time upon payment therefor in accordance with the terms of the Adjusted Stock Rights and the underlying Company Stock Plans and the Merger Agreement, will be validly issued, fully paid and non-assessable.
     The opinions and other matters in this letter are qualified in their entirety and subject to the following:
A.	We express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware. As used herein, the term “General Corporation Law of the State of Delaware” includes the statutory provisions

Baker Hughes Incorporated
December 18, 2009

contained therein and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.
B.	This opinion letter is limited to the matters expressly stated herein, and no opinion is to be inferred or implied beyond the opinion expressly set forth herein. We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption “Legal Matters”. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.
Very truly yours,
/s/ AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.
AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.